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                                                                    EXHIBIT 99.1


                             JAY J. SHAPIRO, C.P.A
                          A Professional Corporation
                            16501 Ventura Boulevard
                                   Suite 650
                           Encino, California 91436
                  Tel. (818) 990-4204     Fax (818) 990-4944


September 30, 1999



David Kagel, Esq.

Facsimile: 310-553-9693


     RE:  AUDIT- CUTCO INDUSTRIES



Dear Mr. Kagel:


We are unable to complete the 6/30/99 audit at this time due to outstanding correspondence with legal counsel.

We expect to receive such in the next few days.



Sincerely,


/s/ Jay J. Shapiro
JAY J. SHAPIRO, C.P.A.
a Professional Corporation


JJS/aab